Exhibit 10.2

December 30, 2019

Robert Saltiel

At the Address on File with the Company

Dear Rob:

The purpose of this letter is to memorialize the terms of your agreed resignation as an employee and officer of Key Energy Services, Inc. (the “Company”), effective December 30, 2019 (the “Date of Termination”). The Company acknowledges that your resignation as a member of the Company’s Board of Directors is effective as of the Date of Termination, pursuant to the resignation notice you delivered to the Company dated as of that date. Capitalized terms not otherwise defined in this letter have the meaning set forth in the employment agreement between you and the Company, dated as of August 17, 2018, as amended as of February 4, 2019 (the “Employment Agreement”).

1.	Resignation

This letter serves as notice of your agreed resignation, effective as of the Date of Termination, as the President and Chief Executive Officer and as an employee of the Company and your resignation from the board of directors of any subsidiary of the Company, from any other board to which you have been appointed or nominated by or on behalf of the Company and from any other position you hold with the Company or any of its subsidiaries. In accordance with Section 7(c) of the Employment Agreement, you have agreed to execute any additional document that the Company reasonably determines to be necessary or appropriate to give effect to such resignations. This letter will also serve as the Company’s acceptance, effective as of the Date of Termination, of such resignations and of your resignation as a member of the Company’s Board of Directors effective as of the Date of Termination. The Company will issue a mutually-agreeable press release announcing your departure. The termination of your employment as contemplated herein is a termination by the Company without Cause pursuant to Sections 6(e), 7 and 8 of the Employment Agreement.

2.	Payment on Resignation

In connection with your resignation, you and the Company have agreed that you will be eligible to receive the Separation Payment (as defined in the Separation and General Release Agreement attached hereto as Exhibit A (the “Separation Agreement”)), subject to the terms and conditions of such Separation Agreement.

3.	Restrictive Covenants

Following the Date of Termination, you will continue to be subject to all other applicable terms and conditions under your Employment Agreement, including, but not limited to, the non-competition, non-solicitation and confidentiality obligations set forth in Section 10 of the Employment Agreement or incorporated into any equity grants, as described in the Separation Agreement.

4.	Conditions to Separation Payment; No Other Benefits

Except as set forth in the Separation Agreement, you are not entitled to any severance or other compensation or benefits under the Employment Agreement or otherwise in connection with termination of your employment with the Company.

5.	Miscellaneous

This letter will be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflicts of law.

6.	Counterparts; Facsimile Signatures

This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this letter, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

[Signature Page Follows]

Please sign below to indicate your acknowledgement and agreement to the terms of this letter and sign the Separation Agreement where required and return the originals of both to me, retaining a copy of each for your records.

KEY ENERGY SERVICES, INC.

By:	/s/ Katherine Hargis
Name:	Katherine Hargis
Title:	Senior Vice President, General Counsel and Secretary

ACKNOWLEDGED AND AGREED:

/s/ Robert Saltiel Robert Saltiel

Date: December 30, 2019

EXHIBIT A

SEPARATION AND GENERAL RELEASE AGREEMENT

SEPARATION AND RELEASE AGREEMENT (this “Separation Agreement”), dated as of December 30, 2019, by Robert Saltiel (“Executive”) in favor of Key Energy Services, Inc. and its subsidiaries (collectively, the “Company”), affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Employment Agreement (as defined below).

WHEREAS, Executive has been employed as President and Chief Executive Officer of the Company and is a party to the employment agreement entered into with the Company, dated as of August 17, 2018, as amended as of February 4, 2019 (the “Employment Agreement”);

WHEREAS, the Company is facing certain financial difficulties and presently is engaged in negotiations with its senior secured lenders in an attempt to restructure its debt capital structure, including through the conversion of such debt to equity;

WHEREAS, the goal of such negotiations is to implement the restructuring without the use of chapter 11, title 11, United States Code (the “Bankruptcy Code”);

WHEREAS, in the context of such negotiations and in light of the contemplated future of the Company once restructured, Executive’s departure from the Company and compromise of contractual rights herein is of significant value to the Company, and Executive has agreed to resign to pursue other opportunities;

WHEREAS, in light of the foregoing and on the terms and conditions set forth in this Separation Agreement, the Company is terminating Executive’s employment without Cause, in connection with which Executive has resigned as the President and Chief Executive Officer and as an employee of the Company, effective as of December 30, 2019 (the “Date of Termination”);

WHEREAS, in connection with Executive’s agreed resignation, the Company has agreed to make the Separation Payment (as defined and on the terms set forth below) to Executive in lieu of, and in settlement and full satisfaction of, any other payments and benefits (including any severance payments and benefits) under the Employment Agreement, any other agreement between Executive and the Company or otherwise, which Separation Payment is conditioned on the effectiveness of this Separation Agreement; and

WHEREAS, the Company and Executive agree and acknowledge that the Separation Payment is an amount less than due to Executive in connection with a termination of his employment by the Company without Cause, whether under the Employment Agreement, any other agreement between Executive and the Company or otherwise (subject to any defenses the Company may have), and that Executive’s compromise of any such rights by resigning and receiving the Separation Payment as set forth in this Separation Agreement represents the receipt by the Company of fair and reasonably equivalent value.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.    Separation Payment. Executive acknowledges and agrees that, in connection with, and in contingent on, Executive’s resignation, Executive will receive a lump sum cash payment in the amount of $2,500,000 (the “Separation Payment”), payable on or prior to January 10, 2020, less all applicable tax withholdings. Payment by the Company of the Separation Payment is contingent upon Executive’s execution of this Separation Agreement and Executive’s compliance with all other terms and conditions of this Separation Agreement and the Employment Agreement. Executive acknowledges and agrees that the Separation Payment is in lieu of, and in settlement and full satisfaction of, any other payments and benefits (including without limitation any severance payments and benefits) under the Employment Agreement, under any other agreement between Executive and the Company or otherwise. Notwithstanding the foregoing, in the event that the Company becomes subject to a proceeding under the Bankruptcy Code (a “Bankruptcy Proceeding”) and either: (a) such Bankruptcy Proceeding is initiated before the Separation Payment is paid to Executive, or (b) a Bankruptcy Proceeding is initiated after the Separation Payment is paid to Executive, and some or all of the Separation Payment is challenged, whether as a preference under section 547 of the Bankruptcy Code, as a fraudulent transfer under section 548 of the Bankruptcy Code or under applicable state law, or otherwise, as a result of which the Separation Payment must be repaid by Executive; then, in either scenario (a) or (b) above, notwithstanding language herein to the contrary, Executive’s waiver of any right to receive full severance payments and benefits under the Employment Agreement or otherwise arising out of the termination of his employment by the Company without Cause will be of no force or effect, and Executive shall have the right to receive compensation and benefits due to him under the Employment Agreement and equity grants for a termination of Executive’s employment by the Company without Cause, offset only by the amount of the Separation Payment received by him hereunder.

2.    Acknowledgement of Resignations. Executive hereby (a) acknowledges that he resigned as a member of the Board as of December 30, 2019, (b) resigned his employment with the Company and his positions as President and Chief Executive Officer of the Company by agreement, effective as of the Date of Termination, and (c) resigned, effective as of the Date of Termination, from the board of directors of any subsidiary of the Company, from any other board to which Executive has been appointed or nominated by or on behalf of the Company and from any other position Executive holds with the Company or any of its subsidiaries. In accordance with Section 7(c) of the Employment Agreement, Executive acknowledges that he will execute any additional document that the Company reasonably determines to be necessary or appropriate to give effect to such resignations.

3.    Employment Agreement Terms and Conditions. Executive hereby acknowledges that, following the Date of Termination, he will continue to be subject to all applicable terms and conditions under the Employment Agreement, including, but not limited to, the non-competition, non-solicitation and confidentiality obligations set forth in Section 10 thereof (and any in connection with equity grants); provided, however, that the Company and Executive hereby agree and acknowledge that, for the portion of the Prohibited Period following the Date of Termination, the non-competition obligations set forth in Section 10(c)(ii)(A) of the Employment Agreement (and any parallel provisions from equity grants) shall apply solely with respect to the companies set forth on Appendix 1 hereto and incorporated herein by reference or any successor thereto.

4.    General Release. Executive knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Executive (or Executive’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Separation Agreement, arising under or in connection with Executive’s employment or termination of employment with the Company, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages. In addition, in consideration of the provisions of this Separation Agreement, Executive further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Executive’s favor as of the Date of Termination.

5.    Surviving Claims. Notwithstanding anything herein to the contrary, this Separation Agreement shall not release any Claims that may not lawfully be waived. Executive is not waiving any vested or continuing rights as a participant in Company-sponsored health, welfare, and retirement plans in accordance with their terms, any right to continuation of benefits pursuant to COBRA, subject to Executive’s payment of applicable COBRA premiums, or conversion rights in connection with group life insurance in accordance with its terms. Executive is not waiving, and maintains entitlement to, rights to indemnification, defense, and directors’ and officers’ liability insurance coverage as set forth in Section 11 of the Employment Agreement, and to the maximum extent permitted by the Company’s governing documents and applicable law, which the Company agrees remain in full force and effect.

6.    Additional Representations. Executive further represents and warrants that Executive has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party, nor has Executive assigned, pledged, or hypothecated as of the Date of Termination any Claim to any person and no other person has an interest in the Claims that he is releasing.

7.    Acknowledgements by Executive. Executive acknowledges and agrees that Executive has read this Separation Agreement in its entirety and that this Separation Agreement is a general release of all known and unknown Claims. Executive further acknowledges and agrees that:

(i)	this Separation Agreement does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Date of Termination;

(ii)	Executive is entering into this Separation Agreement and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive;

(iii)	Executive has been advised, and is being advised by the Separation Agreement, to consult with an attorney before executing this Separation Agreement; and

(iv)	Executive is aware that this Separation Agreement shall become effective as of 5:00 p.m. Eastern time on the Date of Termination.

8.    Governing Law. To the extent not subject to federal law, this Separation Agreement will be governed by and construed in accordance with the law of the State of Texas applicable to contracts made and to be performed entirely within that state.

9.    Severability. If any provision of this Separation Agreement should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Separation Agreement shall remain in full force and effect.

10.    Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Separation Agreement and shall not be used in construing it.

11.    Counterparts; Facsimile Signatures. This Separation Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Separation, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive have signed this Separation Agreement, effective as of December 30, 2019.

KEY ENERGY SERVICES, INC.

By:	/s/ Katherine Hargis
Name:	Katherine Hargis
Title:	Senior Vice President, General Counsel and Secretary

EXECUTIVE

/s/ Robert Saltiel Robert Saltiel

Appendix 1

Sun Energy Services LLC

NexTier Oilfield Solutions, Inc. (or newco acquirer)

Newpark Resources, Inc.

Quintana Energy Services, Inc.

NEWCO of (Superior Energy Services, Inc./ Forbes Energy Services, Inc.)

Ranger Energy Services, Inc.

Basic Energy Services, Inc.

Brigade Energy Services, LLC

Axis Energy Services

Gravity Oilfield Services

Conquest LLC

Stallion Oilfield Services

Pioneer Energy Services, Corp.

Nuverra Environmental Solutions, Inc.

NCS Multistage Holdings, Inc.

TETRA Technologies, Inc.

Select Energy Services, Inc.

Nine Energy Services, Inc.

Mammoth Energy Services, Inc.

MBI Energy Services

KLX Energy Services

Blackhawk Energy Services